Exhibit 99.1

AFFINITY GAMING TO DIVEST THREE NON-CORE CASINO PROPERTIES IN NORTHERN NEVADA

Las Vegas, NV — September 7, 2012 — Affinity Gaming, LLC (“Affinity Gaming”) today announced that it has entered into a definitive agreement to sell its casino properties in Reno, Verdi and Dayton, Nevada to Truckee Gaming, LLC, a limited liability company owned by a group of private investors (“Truckee Gaming”).  Under the terms of the purchase agreement, Truckee Gaming will pay a purchase price of $19.2 million in cash, subject to certain customary adjustments, and a $1.7 million credit for deferred maintenance capital.  The agreement allows for further adjustments to the purchase price if the collective trailing 12-months of EBITDA of the properties at the time of closing is greater than $4.1 million or less than $3.8 million.

“This transaction represents the substantial completion of our divestiture of non-core assets, which we identified nearly two years ago and which we carved out of our recently-completed refinancing,” said David D. Ross, Chief Executive Officer.  “With this sale, we are able to focus management’s time on executing our long-term growth and expansion strategy and delivering the greatest value to our shareholders.”

Affinity Gaming’s current Chief Operating Officer, Ferenc Szony, will be leaving the Company to become a managing principal at Truckee Gaming, initially owning 100% of the equity interests in Truckee Gaming, which interests are subject to warrant dilution by other private investors.  Management began planning for Mr. Szony’s departure earlier in the sale process and is ready to execute its transition plan at the appropriate time.  Financing for the transaction is in part being provided by funds managed by affiliates of Global Leveraged Capital, LLC (“GLC”), a private investment and advisory firm, of which Thomas M. Benninger, a director of Affinity Gaming, is a managing general partner.  In connection with the transaction, funds managed by affiliates of GLC will provide $7.1 million of mezzanine financing and will acquire warrants that can be exercised under certain conditions, to obtain an equity interest of up to 21% of Truckee Gaming.

Truckee Gaming has agreed to allow Affinity Gaming to solicit competitive bids for the three casino properties through September 30, 2012.  Third-party proposals for the three casino properties must be in writing and offer a more favorable overall transaction taking into account all facts and circumstances, including the payment of a $750,000 breakup fee to cover Truckee Gaming’s expenses.  Affinity Gaming has retained Jefferies & Company, Inc. to run the solicitation process.

“We believe the agreement with Truckee Gaming offers fair value for these assets,” said Mr. Ross.  “But we are taking the additional step of running a formal process to ensure that the Company receives the highest consideration possible.”

The transaction is subject to customary closing conditions, including the receipt of regulatory approvals and licenses from the Nevada Gaming Commission.  In the absence of a “superior proposal” (as defined in the agreement) by a third party, the Company expects the transaction to close in the first half of 2013.  Any parties interested in submitting a proposal to acquire these three casino properties should contact William S. Newby, Global Head of Gaming Investment Banking for Jefferies at (310) 575-5277.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain forward-looking statements, which can be identified by the use of words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects”, “projects,” “may,” “will” or “should” or the negative or other variation of these or similar words, or by discussions of strategy or risks and uncertainties, and similar references to future periods.  These statements are based on management’s current expectations and assumptions about the industries in which the Company operates.  Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, uncertainties associated with the proposed sale of the three casino properties to Truckee Gaming, including uncertainties relating to the anticipated timing of filings and approvals relating to the proposed sale, the expected timing of completion of the proposed sale, the satisfaction of the conditions to the consummation of the proposed sale, including financing conditions, the ability to complete the proposed sale and the impact of the pending transaction on the Company’s businesses, employees, customers and suppliers; and the other risks and uncertainties described in the Company’s most recent Annual Report on Form 10-K, including under “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”  The Annual Report on Form 10-K can be accessed through the “Corporate Information” section of the Company’s website at www.affinitygaming.com.  The Company believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this press release.  Any or all of the Company’s forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond the Company’s control.

About Affinity Gaming

Affinity Gaming is a diversified casino gaming company headquartered in Las Vegas, Nevada.  The Company’s casino operations consist of 12 casinos, nine of which are located in Nevada, two in Missouri and one in Iowa.  Affinity Gaming is also the landlord of three additional casinos in Colorado and expects to be licensed to operate those casinos in the fourth quarter of 2012.  Additionally, Affinity Gaming has entered into a consulting agreement to support the operations of the Rampart Casino at the J.W. Marriott Resort in Las Vegas.  For more information about Affinity Gaming, please visit its website: www.affinitygaming.com.

Contact

Affinity Gaming, LLC

David D. Ross, Chief Executive Officer

(702) 341-2410

Affinity Gaming, LLC

J. Christopher Krabiel, Chief Financial Officer and Treasurer

(702) 341-2413